Exhibit 4(b)(1)


        ADDITION TERM TO THE PURCHASE AND SALE OF ELECTRIC POWER CONTRACT BETWEEN ENERCOUTO S.A. AND ESCELSA - ESPIRITO SANTO CENTRAIS ELETRICAS S.A.



For the present contract, the parties, on one side.


ENERCOUTO S.A., independent producer of electric power in virtue of concession granted by, the National Agency of Electric Power-ANEEL, in the terms of the Decree of October 15, 2001, published in the Official Gazette of the Union of April 3, 2002 and of the Generation Concession Contract n.(0)021/2002, dated April 23, 2002,with headquarters in the City of Sao Paulo. Sao Paulo State. In Av. Paulista, Sao Paulo, n.(0)2.300, 6(0). Floor - part, 62/64, registered with the CNPJ/MF under n.(0)04.705.039/0001-65, in this acted represented in the form of its Social Statute (from now on designated "Enercouto");

And on the other side.

ESCELSA -Espirito Santo Centrais Eletricas S.A., public energy services dealership, constituted under the joint stock company form, with headquarters in Vitoria City, Espirito Santo State, in Rua Sete de Setembro, 362, Centro, registered with the CNPJ/MF under n.(0) 28.152.650/0001-71, in this act registered in the form of its Social Statute (from now on designated "Escelsa");

Enertrade and Escelsa (together, the "Parties" or, individually, the "Parts") decide to amend the purchase and Sale of Electric Power Contract, agreed between the Parties, on December 23, 2002 (the "Purchase and Sale Contract"), in the following terms:


                                  FIRST CLAUSE

The Parties, duly authorized in the form established in their constituent, mutual and reciprocal acts declare and assure, on the execution date of this Addition Term to the Purchase and Sale of Electric Power Contract (the "Addition"), that:

no other associate decision, besides those introduced in this action, is necessary for the validity and effectiveness of the Addition, as their legal representatives in the execution of the same have sufficient powers to enforce them in a valid and effective way; and

the agreement of the Addition and the assumption and the execution of the current obligations, don't cause, directly or indirectly, the noncompliance, total or partial, of (i) any contracts, of any nature, prior to the Addition execution date, of which any one of the Parties is part or to the which they are linked, any title, any corporal, incorporeal, tangible, intangible goods, furniture or property of its ownership; (ii) any legal or regulatory norm to which the parties are subject: and (iii) any order, decision, even preliminary, judicial or administrative to which the Parties are subject.


                                  SECOND CLAUSE

The 5th Clause of the Purchase and Sale Contract comes into force with the following composition:

"Clause 5th - The Price will be R$ 83.73 /MWh (eighty-three real and seventy-three cents per megawatt-hour), date base April of 2002. All and any costs, responsibilities, imposed, contributions, taxes and tariffs owed in the Applicable Legislation terms for the supply of Contracted Electric Power in the Delivery Point are included in the Price, in the Paragraphs below."

                                  THIRD CLAUSE

The other terms of the Purchase and Sale Contract are expressly ratified and unaltered by the Addition. The defined terms and expressions used in this Addition and undefined here have the meaning that is given to them by the Purchase and Sale Contract.

  Signatures sheet for the Addition Term to the Purchase and Sale of Electric
     Power Contract agreed on February 19, 2003, between ENERCOUTO S.A. and
                ESCELSA - ESPIRITO SANTO CENTRAIS ELETRICAS S.A.





And, being fair and contracted, the present contract in 2 (two) copies of equal wording and form, for the same purpose and effects of law, assuming an obligation, by successors or assignees to any title, in the presence of two witness signed below.


                          Sao Paulo, February 19, 2003.





                                  ENERCOUTO S.A
By :  Antonio Manuel Garcia                   By: Antonio Nunes Candido da Silva
Position: Diretor Presidente                  Position: Finance Diretor





                ESCELSA - ESPIRITO SANTO CENTRAIS ELETRICAS S.A.
By : Antonio Eduardo da Silva Oliva               By: Armando Fernandes Bernado
Position:  President Diretor                      Position: Comercial  Director



WITNESSES:




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